Exhibit 2(b)

FIRST AMENDMENT TO THE BYLAWS OF
JANUS ADVISER SERIES

Pursuant to the authority granted by Article III, Section 1(c) of Janus Adviser
 Series' ("JAD") Trust Instrument dated March 22, 2000 (the "Trust Instrument"); by Article II, Section 2 and Article IX, Section 1 of JAD's Bylaws; and by action of the Trustees at a meeting held September 18, 2002,
 JAD's Bylaws are amended as follows:


I.The following is added as new Section 5 in Article IV, and existing Sections 5 through 11 are renumbered as Sections 6 through 12, respectively:

Section 5. Chief Executive Officer. Subject to the direction of the Trustees, the Chief Executive Officer shall have general charge of the business affairs, policies and property of the Trust and general supervision over its officers, employees and agents. Except as the Trustees may otherwise order, the Chief Executive Officer shall have the power to grant, issue, execute or sign such powers of attorney, proxies, agreements, certifications or other documents as he may deem advisable or necessary in the furtherance of the interests of the Trust or any Series or Class thereof. The Chief Executive Officer also shall have the power to employ attorneys, accountants and other advisers and agents for the Trust. The Chief Executive Officer shall exercise such other powers and perform such other duties as the Trustees may from time to time assign to the Chief Executive Officer.

II.Article IV, Sections 1 and 6 (as renumbered in I. above) are amended and restated in their entirety as follows:

Section 1. General. The officers of the Trust shall consist of a Chairman of the Trustees, a Chief Executive Officer, a President, a Chief Financial
Officer, a Treasurer, and a Secretary, and may include one or more Vice Chairmen, Vice Presidents, Assistant Treasurers, or Assistant Secretaries, and
 such other officers as the Trustees may designate. Any person may hold more than one office. Except for the Chairman and any Vice Chairman, no officer need be a Trustee.

Section 5. President. In the Chairman's and any Vice Chairman's absence or if no Chairman or Vice Chairman has been appointed, the President shall preside at all Trustees' and Shareholders' meetings and in general exercise the powers and perform the duties of the Chairman of the Trustees, as described in Article
 II, Section 6 of the Trust Instrument and in these Bylaws. The President shall be responsible for the execution of policies established by the Trustees and the administration of the Trust and shall exercise such other powers and perform such other duties as the Trustees may from time to time assign to the President.
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